Obtaining Control of Credit Suisse High Income Class A
As of April 30, 2010, American Enterprise Investment Svc
("Shareholder") owned 0 shares of the Fund.  As of October
31, 2010, Shareholder owned 773,439.763 shares of the Fund, which represented 25.43 % of the outstanding shares.
Accordingly,Shareholder has presumed to be a controlling person of the Fund.

Obtaining Control of Credit Suisse High Income Class A
As of April 30, 2010, Pershing LLC ("Shareholder") owned 815,417.635 shares (less then 25%) of the Fund.
As of October 31, 2010, Shareholder owned 815,417.635 shares of the Fund, which represented 26.81 % of the outstanding shares. Accordingly,Shareholder has presumed to be a controlling person of the Fund.

Obtaining Control of Credit Suisse High Income
As of April 30, 2010, Nat'l Financial Svcs Corp FBO Customers ("Shareholder") owned 0 shares of the Fund. As of October 31, 2010, Shareholder owned 4,197,097.547 shares of the Fund, which represented 90,14 % of the outstanding shares. Accordingly,Shareholder has presumed to be a controlling person of the Fund.

Ceasing Control of Credit Suisse High Income
As of April 30, 2010, E Trade Clearing ("Shareholder") owned 48,663.897 shares of the Fund, which represented
80.90 % of the Fund. As of October 31, 2010, Shareholder owned 48,663.897 shares of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.